EXHIBIT 9(A)

               Transfer and Dividend Disbursing Agent Agreement
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                          B. C. ZIEGLER AND COMPANY

                                 CONTRACT FOR

                            PRINCIPAL PRESERVATION

                               PORTFOLIOS, INC.

                                          September     , 1990
                                                    ----

Principal Preservation Portfolios, Inc.
Attn:  Mr. Peter D. Ziegler
215 North Main Street
West Bend, WI  53095

Dear Mr. Ziegler:

Principal Preservation Portfolios, Inc. (the "Fund") is engaged in the business of an investment company. The Board of Directors of the Fund has selected B. C. Ziegler and Company ("Agent") to act as Transfer Agent, Dividend Disbursing Agent and Shareholders' Servicing Agent for the Fund and Plan Agent and Escrow Agent for the Funds' shareholders, and you are willing to act as such Agent and perform the respective duties and functions thereof in the manner and on the conditions hereinafter set forth. Accordingly, the Fund hereby agrees with Agent as follows:

1.   Appointment and Term.  Pursuant to a resolution of the Board of Directors
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     of the Fund, a certified copy of which will be provided to Agent, Agent agrees to act as Agent for the Fund in the capacities listed above for a term effective as of January 1, 1991 and continuing until December 31, 1991.

2.   Copies of Corporate Documents.  The Fund will furnish Agent promptly with
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     copies of any Registration Statements now in effect or hereafter filed by it with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, together with any financial statements and Exhibits included therein, and all amendments or supplements thereto hereafter filed.

3.   Transfer of Shares.  Agent is authorized to transfer on our records from
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     time to time Shares for which certificates are surrendered to Agent in proper form for transfer, and, upon cancellation and destruction thereof, to countersign, register and issue new certificates for the same number of Shares and to deliver them pursuant to instructions received from the transferor. Agent is authorized to transfer on our records from time to time Shares for which no certificates are issued upon surrender to Agent of sufficient documentation in proper form to effect such transfer.

4.   Share Certificates.  The Fund shall supply Agent with a sufficient supply
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     of blank share certificates representing the Shares, in the form approved from time to time by the Board of Directors of the Fund, and, from time to time, shall replenish such supply upon your request. Such blank stock certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Fund, and shall bear the corporate seal or facsimile thereof of the Fund; and notwithstanding the death, resignation or removal of any officer of the Fund authorized to sign such share certificates, Agent may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Fund.

5.   Lost or Destroyed Certificates.  In case of the alleged loss or destruction
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     of any certificate of stock, no new certificate shall be issued in lieu thereof, unless there shall first be furnished an appropriate bond satisfactory to Agent and the Fund, and issued by a comparable surety company satisfactory to Agent.

6.   Receipt of Funds for Investment.  Upon receipt of any check drawn or
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     endorsed to Agent as agent for, or otherwise identified as being for the account of, the Fund, or B. C. Ziegler and Company as the principal underwriter of the Fund (hereinafter referred to as the "Principal Underwriter"), Agent will stamp the check with the date of receipt, determine the amount thereof due the Fund, and the Principal Underwriter, respectively, deposit the portion due the Principal Underwriter in its account with such bank as may from time to time be designated by the Principal Underwriter, deposit the net amount due the Fund in its custodial account with B. C. Ziegler and Company (the "Depository") or any successor thereto as depository for the Fund, notify the Principal Underwriter and Depository respectively, of such deposits, such notification to be given as soon as practicable on the next business day stating the total amount deposited to said accounts during the previous business day. Such notification shall be confirmed in writing.

7.   Shareholder Accounts.  Upon receipt of any check referred to in paragraph 6
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     hereof, Agent will compute the number of Shares due to the shareholder according to the price of the Fund Shares in effect for purchases made on the date of such receipt as set forth in the Fund's current Prospectus, and:

      (a) In the case of a new shareholder, open and maintain a bookshare account for such shareholder in the name or names set forth in the subscription application form in the appropriate Portfolio;

      (b) If specifically requested in writing by the shareholder, countersign, issue and mail, by first class mail, to the shareholder at his address as set forth on such application, a share certificate for full shares of the appropriate Portfolio of the Fund;

      (c) Send to the shareholder a confirmation indicating the amount of full and fractional shares purchased (in the case of fractional shares, rounded to three decimal places), the price per share and a historical confirmation of any transactions made on the shareholder's account since the inception of the calendar year in which such investment is made; and

      (d) In the case of request to establish an accumulation plan, group program, withdrawal plan or other plan or program being offered by this Funds' current Prospectus, open and maintain such plan or program for the shareholder in accordance with the terms thereof;

     all subject to any reasonable instructions which the Principal Underwriter or the Fund may give to Agent with respect to rejection of orders for Shares.

8.   Unpaid Checks and Drafts.  In the event that any check or other order for
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     payment of money on the account of any shareholder or new investor is returned unpaid for any reason, Agent will:

      (a) Give prompt notification to the Fund of such non-payment; and

      (b) Take such other steps, including redepositing such check for collection or redelivering such check to the shareholder or new investor and placing a stop transfer order against any Shares held by him, as the Fund or the Principal Underwriter may instruct Agent.

9.   Sales Charge.  In computing the number of Shares to credit to the account
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     of a shareholder pursuant to paragraph 7 hereof, Agent will calculate the total of the applicable Principal Underwriter and representative sales charges with respect to each purchase as set forth in the Fund's current Prospectus and in accordance with any notification filed with respect to combined and accumulated purchases; Agent will also determine the portion of each sales charge payable by the Principal Underwriter to the representative participating in the sale in accordance with such schedules as are from time to time delivered by the Principal Underwriter to Agent; provided, however, Agent shall have no liability hereunder growing out of the incorrect selection by Agent of the gross rate of sales charges except that this exculpation shall not apply in the event the rate is specified by the Principal Underwriter or the Funds and Agent fail to select the rate specified.

10.  Dividends and Distributions.  The Fund will promptly notify Agent of the
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     declarations of any dividend or distribution with respect to Shares.  Agent will, twenty-four (24) hours prior to the payment date of any such dividend or distribution, notify the Fund of the total number of Shares issued and outstanding as of the record date for such dividend or distribution and the amount of cash required to pay such dividend or distribution. The Fund agrees that on or before the mailing date of such dividend or distribution it will instruct the Depository to make available to Agent sufficient funds in the dividend and distribution account maintained by the Fund with the Depository to pay such dividend and distribution. Agent will prepare and mail to shareholders any checks to which they are entitled by reason of any dividend or distribution and, in the case of shareholders entitled to receive additional Shares by reason of any such dividend or distribution, Agent will make appropriate credits to their bookshare accounts or prepare and mail to shareholders certificates, if any, in accordance with their requests submitted in writing. No later than 1:00 P.M. on any dividend or distribution payment date, Agent shall inform the Fund of the total number of full and fractional Shares reinvested by shareholders. Each such shareholder shall be notified of any dividend and distribution on their next regularly scheduled statement of account, including the amount of any reinvested Shares and copies of such notices shall also be sent to such shareholders' dealers.

11.  Repurchases and Redemptions.  Agent will receive and stamp with the date
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     all certificates and requests delivered to Agent for repurchase or redemption of Shares and Agent will process such repurchases as agent for the Principal Underwriter and such redemptions as agent for the Fund as follows:

      (a) If such certificate or request complies with the standards for repurchase or redemption as approved by the Fund, Agent will, on or prior to the seventh calendar day succeeding the receipt of any such request for repurchase or redemption in good order, pay from funds available from time to time in the repurchase and redemption account maintained by the Fund for the particular Portfolio with Depository, the appropriate repurchase or redemption price, as the case may be, to the shareholder as set forth in the current Prospectus of the Fund;

      (b) If such certificate or request does not comply with said standards for repurchases or redemptions as approved by the Fund, Agent will promptly notify the shareholder of such fact, together with the reason therefor, and shall effect such repurchase or redemption at the price in effect at the time of receipt of documents complying with said standards, or, in the case of a repurchase, at such other time as the Principal Underwriter shall so direct; and

      (c) Agent shall notify the Fund and the Principal Underwriter as soon as practicable on each business day of the total number of Shares covered by requests for repurchase or redemption in each Portfolio which were received by Agent in proper form on the previous business day, such notification to be confirmed in writing.

12.  Systematic Withdrawal Plans.  Agent will process systematic withdrawal
     ---------------------------
     orders pursuant to the provisions of withdrawal plans duly executed by Shareholders and the current Prospectus of the Fund. Payment upon such withdrawal orders shall be made by Agent from the appropriate account maintained by the Fund with Depository approximately the 25th day of each month in which a payment has been requested, and Agent, on or after the fifth business day prior to the payment date, will withdraw from a shareholder's account and present for repurchase or redemption as many shares as shall be sufficient to make such withdrawal payment pursuant to the provisions of the shareholder's withdrawal plan and the current Prospectus of the Fund. From time to time on new systematic withdrawal plans, a check for a payment date already past may be issued upon request by the shareholder.

13.  Letters of Intent.  Agent will process such letters of intent for investing
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     Shares as are provided for in the Fund's current Prospectus and Agent will act as Escrow Agent pursuant to the terms of such letters of intent duly executed by shareholders. Agent will make appropriate deposits to the account of the Principal Underwriter for the adjustment of sales charges as therein provided and will currently report the same to the Principal Underwriter.

14.  Wire-Order Purchases and Redemptions.  Wire-Order redemption and sale
     ------------------------------------
     orders will be incorporated into the Fund's clearance file with Agent. Agent will send written confirmations to the participating dealers containing all details of the wire-order purchases placed by each such dealer by close of business on the business day following receipt of such orders by Agent or the Principal Underwriter, with copies to the Fund and the Principal Underwriter. Upon receipt of any check drawn or endorsed to the Fund (or Agent, as agent) or otherwise identified as being payment of an outstanding wire-order, Agent will stamp said check with the date of its receipt and deposit the amount represented by such check to the Fund's deposit account maintained with Agent. No later than 9:30 A.M. on the third day following such deposit, Agent will by bank wire transfer Federal Funds in an amount equal to the net asset value of the Shares so purchased to the Fund's custodial accounts at the Depository. Agent will compute the respective portions of such deposit which represent the sale charge and the net asset value of the Shares so purchased and will notify the Fund and the Principal Underwriter before noon of each business day of the total amount deposited in the Fund's deposit account during the previous business day. Agent will remit to the Principal Underwriter the commissions earned by the Principal Underwriter on the 20th and the last day of each calendar month.
      Upon receipt of any such purchase order, Agent will compute the number of Shares due to the investor and:

      (a) upon receipt of payment and registration instructions, issue the number of Shares to the investor; or

      (b) in the absence of registration instructions, place the paid order into a paid-and-waiting status; or

      (c) in the case of an existing shareholder, credit the bookshare account of said investor with such number of Shares; or

      (d) in the case of a new investor, open a bookshare account for such investor in the name or names and address set forth in the instructions received from the participating dealer, and credit the account with such number of Shares; or

      (e) if specifically requested in writing by the dealer, countersign, issue and mail, by first class mail, a stock certificate for full Shares, together with a refund check equal to any excess of the amount of payment over the total purchase price, if any, in accordance with the participating dealer's instructions; and

      (f) send to the shareholder a confirmation (copy to the participating dealer) indicating the amount of full and fractional Shares purchased (in case of fractional shares, rounded to three decimal places), the price per share, and a historical confirmation of all transactions made in the shareholder's account since the beginning of the calendar year in which such investment was made; and

      (g) in the event that payment for a purchase order is not received by Agent on the seventh business day following receipt of the order, prepare a notification to the participating dealer that the trade is in a warning status and forward such notification to the Principal Underwriter; and in the event that payment for a purchase order is not received by Agent on the tenth business day following receipt of the order, prepare a NASD "notice of failure of dealer to make payment" and forward such notification to the Principal Underwriter.

15.  Special Projects.  Special projects, not included in the fee schedule and
     ----------------
     requested by proper instructions from the Fund shall be completed by the Agent and invoiced to the Fund as mutually agreed upon.

16.  Other Plans.  Agent will process such accumulation plans, group programs,
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     exchange programs, reinvestment programs, money market deposit accounts or transfers to and from money market funds, and other plans or programs for investing in Shares as are provided for in the Fund's then current Prospectus and will act as plan agent for shareholders pursuant to the terms of such plans and programs duly executed by such shareholders. If such services differ materially from those described in the Fund's current prospectus, the compensation provided in section 22 hereof shall be adjusted by mutual agreement of the parties.

17.  Tax Returns and Reports.  In the event that the Fund revises its investment
     -----------------------
     objectives and policies to provide for the payment of dividends and other distributions to its shareholders, Agent will prepare, file with the Internal Revenue Service and, if required, mail to shareholders such returns for reporting dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations; and Agent will withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

18.  Record Keeping.  Agent will maintain records, which at all times will be
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     the property of the Fund and available for inspection by the Fund and
     Principal Underwriter, showing for each shareholder's account in each Portfolio the following:

      (a) Name and address;

      (b) Number of Shares held and number of Shares for which certificates have been issued;

      (c) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

      (d) Any stop or restraining order placed against a shareholder's account;

      (e) Any instructions as to withdrawal orders under withdrawal plans, letters of intent, dividend address, and any correspondence or instructions relating to the current maintenance of a shareholder's account.

     Agent shall be obligated to maintain at your expense those records necessary to carry out your duties hereunder. The remaining records will be preserved by Agent, at our expense, in a manner that shall be determined before any change in the status of said records is made by Agent.

19.  Other Information Furnished.  Agent will furnish to the Fund and the
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     Principal Underwriter such other information, including shareholder lists and statistical information as may be agreed upon from time to time between Agent and the Fund. Agent shall notify the Fund of any request or demand to inspect the stock books of the Fund and will act upon the instructions of the Fund as to permitting or refusing such inspection.

20.  Correspondence.  Agent will answer promptly that correspondence from
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     shareholders, representatives, the Fund and the Principal Underwriter relating to your duties hereunder and such other correspondence as may from time to time be mutually agreed upon between Agent and the Fund.

21.  Communications to Shareholders and Meetings.  Agent will address and mail
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     all communications by the Fund and each of its Portfolios to their shareholders, including financial reports to shareholders, proxy material for meetings of shareholders and periodic communications to shareholders. Agent will receive and examine return proxy cards for meetings of shareholders and tabulate and certify the vote to the Fund.

22.  Compensation.  Agent will receive a fee as specified in Schedule A hereto,
     ------------
     payable monthly by each Portfolio for each shareholder account existing during such month for the performance of all your duties and responsibilities hereunder, provided further that Agent will be entitled to additional reasonable compensation in connection with more than one annual proxy solicitation and in connection with any communications to shareholders in addition to those currently being distributed. From time to time, the Fund may request additional reports, dates and/or services which will be provided by Agent in accordance with our mutual agreement as to additional reasonable fees. The fee provided for hereunder will not be increased for one year.

23.  Out-of-Pocket Expenses; Reimbursements.  The Fund agrees to reimburse Agent
     --------------------------------------
     for any supplies or equipment ordered by the Fund through Agent, and for any out-of-pocket expenses Agent may incur, including but not limited to expenses for stationery, postage, telephone and telegraph line toll charges, data communications, lines, modems, reasonable travel and living expenses.

24.  Use of Your Name.  The Fund will not use your name in any prospectus, sales
     ----------------
     literature or other material relating to the Fund in a manner not approved by Agent in writing before such use, provided, however, that Agent hereby agrees to consent to all uses of your name which merely refer in accurate terms to your appointments hereunder or which are required by the Securities and Exchange Commission or a state securities commission, and provided, further, that in no case will such approval be unreasonably withheld.

25.  Duty of Care and Indemnification.  Agent shall at all times use reasonable
     --------------------------------
     care and act in good faith in performing your duties hereunder. Without limiting the generality of the foregoing, Agent shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond your control, including acts of civil or military authority, national or state emergencies, an announced employee strike significant enough to cease mutual fund transfer operations, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure of transportation, communication or power supply. You shall not be responsible for and the Fund will indemnify you for any losses or damages arising out of the offer or sale of shares of the Fund in violation of federal securities laws or regulations or any state securities laws or regulations. The Fund will indemnify and hold Agent harmless against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from your bad faith or negligence, and arising out of, or in connection with your duties on behalf of the Fund hereunder.
      In addition, the Fund will indemnify and hold Agent harmless against any and all losses, claims, damages, liabilities or expenses, (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of the negligence of the Fund or the Principal Underwriter (unless contributed to by your negligence or bad faith), or as a result of your acting upon any instructions executed or orally communicated only by a duly authorized officer or employee of the Fund or the Principal Underwriter, according to such lists of authorized officers and employees furnished Agent and as amended from time to time in writing by the President or Executive Vice President, or as a result of acting in reliance upon written or oral advice given by Counsel for the Fund, or as a result cf acting in reliance upon any genuine instrument or stock certificate signed, counter-signed or executed by any person or persons authorized to sign, counter-sign or execute the same. In order for this paragraph to apply, it is understood that if in any case the Fund may be asked to indemnify or hold Agent harmless, the Fund shall be advised of all pertinent facts concerning the situation in question, and it is further understood that Agent will use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend Agent against any claim which may be the subject of this indemnification and in the event that the Fund so elects, it will so notify Agent and thereupon the Fund shall take over complete defense of the claim and Agent shall sustain no further legal or other expenses in such situation for which Agent shall seek indemnification under this paragraph.
      Agent will in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify Agent except with the Fund's prior written consent.

26.  Notices.  Notices or other communications hereunder shall be in writing and
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     shall be deemed effective when served or otherwise delivered to either party hereto at the addresses set forth in this agreement, or at such other addresses as the parties hereto may designate by notice to each other.

27.  Further Assurances.  Each party agrees to perform such further acts and
     ------------------
     execute such further documents as are necessary to effectuate the purposes hereof.

28.  Termination.  Neither this agreement nor any provisions hereof may be
     -----------
     changed, waived, discharged or terminated orally, but only by an instrument in writing which shall make specific reference to this agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated at any time, without penalty or other payment, upon ninety (90) days' written notice given by one party to the other.

     Upon termination hereof, the Fund shall pay to Agent such compensation as may be due to Agent as of the date of such termination, and shall likewise reimburse Agent for any out-of-pocket expenses and disbursements reasonably incurred by Agent to such date. In the event that in connection with termination a successor to any of your duties or responsibilities hereunder is designated by the Fund by written notice to Agent, Agent shall, promptly upon such termination and at the expense of the Fund, transfer to such successor a certified list of the shareholders of the Fund (with name, address and tax identification or Social Security number), a record of the account of such shareholder and the status thereof, and all other relevant books, records and other data established or maintained by Agent under this agreement and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from your cognizant personnel in the establishment of books, records and other data by such successor.

29.  Compliance.
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      (a) The Fund shall advise Agent by written instructions as to the states in which the Shares are eligible for sale and the amount in Shares eligible for sale in each such state, and shall advise Agent by written instructions of any change in such information. Agent shall maintain and update the records accordingly and shall communicate the amount in Shares sold to residents of each such state (as indicated by the shareholder's account application or other written communication to Agent) and shall promptly advise the Fund when the amount in Shares so sold reaches a percentage (as specified by written instruction of the Fund) of the amount in Shares so registered.

      (b) Agent agrees to perform the duties and functions set forth herein so as to comply at all times with any law, statutes, or rules and regulations as in effect from time to time which apply to Agent's responsibilities as Shareholder Servicing Agent, including but not limited to Section 17A of the Securities Exchange Act of 1934 and the rules promulgated by the Securities and Exchange Commission thereunder.

          The Fund assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Fund and for complying with all applicable requirements of the Investment Company Act of 1940, as amended, and any laws, rules and regulations of governmental authorities having jurisdiction.

      (c) In any case in which Agent is required under the terms of this Agreement to take any action in accordance with the current Prospectus of the Fund, Agent may request written instructions from the Fund concerning the proper construction of any provisions of such Prospectus of which Agent is uncertain. Agent may, but is not obligated to, act in reliance on any such written instructions. If no written instructions are given by the Fund within five business days of such a request, or if Agent cannot practicably comply with any such written instructions, Agent shall be deemed to have acted properly if it takes any reasonable action with respect to such provision.

          The Fund agrees to provide Agent copies of any amended or supplemented Prospectus. The Fund further agrees that it will not amend or supplement its Prospectus in such a way as to increase the responsi-bilities or liabilities of Agent hereunder without Agent's prior written consent.

      (d) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns, provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Fund, authorized or approved by a resolution of its Board of Directors.

      (e) Agent will address and mail all communications by the Fund to its shareholders as requested by the Fund promptly following the delivery by the Fund of the materials to be mailed. Agent shall mail communications to shareholders in the manner and with the time required by the Securities Exchange Act of 1934, and the rules and regulations thereunder (provided the Fund delivers such communication sufficiently early and in such form as to permit Agent to meet such requirements), and Agent shall maintain all records required to comply with such requirements.

30.  Miscellaneous.  This agreement shall be construed and enforced in
     -------------
     accordance with and governed by the laws of the State of Wisconsin. The captions in this agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

31.  Confidentiality of Fund Records and Information.  Agent agrees to maintain
     -----------------------------------------------
     in absolute confidence all Fund records and information, including, but not limited to the identity, address or any other identifying information with respect to Fund shareholders; and not to disclose any such information to any person, except as directed by the Fund or required by law.

     The Fund acknowledges that Agent and its affiliates currently provide financial services in the same geographical areas as the Fund and therefore may currently have mutual clients and that Agent or its affiliates may in its regular course of business solicit current or future clients of the Fund without obtaining any information from Fund records and without the knowledge that such person is a shareholder in the Fund.

     In no event shall Agent and its affiliates be required to determine whether or not individuals are shareholders of the Fund before soliciting their business.

32.  Remedies Available to Fund.  In addition to any other remedies that may be
     --------------------------
     available to the Fund in the event Agent breaches its responsibilities under Section 31, the Fund shall be entitled to:

      (a) Terminate this Agreement; and/or

      (b) To petition any court of competent jurisdiction, without notice and without further consent from Agent, for an order prohibiting and restraining Agent from further breach of Section 31.

OTHER THAN WITH RESPECT TO A BREACH OF SECTION 31, AGENT SHALL NOT BE LIABLE TO THE FUND, ANY PORTFOLIO OF THE FUND, OR TO ANY THIRD PARTY, FOR ANY DAMAGES, INCLUDING SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR A LOSS OF BUSINESS, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF PREVIOUSLY INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF THE FORM OF ACTION.

If Agent is in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund whereupon this letter shall become a binding contract.


                                   PRINCIPAL PRESERVATION
                                   PORTFOLIOS, INC.
Attest:

By:        /s/ W. Gehl                  By:    /s/ Robert J. Tuszynski
     -----------------------------           ----------------------------

Title:     Vice President               Title:        Vice President
        --------------------------              --------------------------

Date:         12/31/91                  Date:        12/31/91
       ---------------------------             ---------------------------

The foregoing agreement is hereby accepted as of the date hereof.

                                   B. C. ZIEGLER AND COMPANY
Attest:

By:      /s/ L. R. Van Horn             By:        /s/ R. D. Ziegler
     ----------------------------            -------------------------------

Title:    Senior Vice President         Title:     Chief Executive Officer
        --------------------------              ----------------------------

Date:        12/31/91                   Date:         12/31/91
       ---------------------------             ----------------------------

                                                                    Schedule A
                                                                    ----------

                          B. C. ZIEGLER AND COMPANY

                             MUTUAL FUND SERVICES
                                     FOR
                            PRINCIPAL PRESERVATION

                        FOR THE PERIOD JANUARY 1, 1996
                          THROUGH DECEMBER 31, 1996


Tax-Exempt Portfolio
Government Portfolio
Insured Tax-Exempt Portfolio
Wisconsin Tax-Exempt Portfolio
PSE Technology Index Portfolio
and Any Other Funds - Dividends declared daily paid monthly
-----------------------------------------------------------

     $13.50 Per Shareholder Account

Dividend Achievers Portfolio
S&P 100 Plus Portfolio
Balanced Portfolio
Select Value Portfolio


     $8.50 Per Shareholder Account

     Minimum Monthly Portfolio Charge $500

Cash Reserve Portfolio(1)<F1>
-------------------------

     $16.00 Per Shareholder Account

Fees Billed Monthly

Out-of-Pocket Expenses Including:

      -   Postage
      -   Programming
     -    Stationery/Envelopes
      -   Mailing
     -    Insurance
     -    Proxies
      -   Retention of Records
     -    Microfilm
     -    Special Reports
     -    All other out-of-pocket expenses

(1)<F1>No fee shall be paid on shareholder accounts in the Cash Reserve Portfolio which are subject to a Shareholder Servicing Agreement.